Permian Basin Royalty Trust	Exhibit 99.1
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES OCTOBER CASH DISTRIBUTION
     DALLAS, Texas, October 21, 2008 – U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.230874 per unit, payable on November 17, 2008, to unit holders of record on October 31, 2008.
     This month’s distribution decreased due to decreasing prices for both oil and gas. This would primarily reflect production for the month of August.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 65,490 bbls and 338,845 mcf. The average price for oil was $113.53 per bbl and for gas was $11.17 per mcf. Capital expenditures were approximately $768,135. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (mcf)	Oil	Gas
			(per bbl)	(per mcf)
Current Month	65,490	338,845	$113.53	$11.17

Prior Month	56,763	325,305	$132.43	$13.96
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 877.228.5085